EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-33676) of Energizer Holdings, Inc. of our report dated May 30, 2003 relating to the financial statements of Energizer Holdings, Inc. Savings Investment Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP
St. Louis, Missouri

June 30, 2003